Exhibit 4.2

The Fourth Amendment of Agreement for Network Interconnection for Indosat’s Fixed Local Telecommunication Network and Telkomsel’s Cellular Mobile Network

The fourth amendment of cooperation agreement on interconnection between Indosat’s fixed local telecommunications network and Telkomsel’s cellular mobile network, No. Telkomsel: 459/LG.05/PD-00/IV/2011 – No. Indosat: 042/C00-C0H/LGL/11 dated April 7th, 2011.

The Parties:

1.	PT Telkomsel; and

2.	PT Indosat Tbk

Scope of The Amendment

This fourth amendment was made to implement interconnection tariff based on BRTI’s letter number 227/BRTI/XII/2010 dated on December 31, 2010. In Addition, there were amendments of this fourth amendment regarding Call Scenario and Routing.

Period of Amendment:

This fourth amendment effective on January 1st, 2011 and have same expiration date as Cooperation Agreement.

INDOSAT FIXED LOCAL TELECOMMUNICATIONS NETWORK AND TELKOMSEL’S CELLULAR MOBILE NETWORK

The fifth amendment of cooperation agreement on interconnection between Telkomsel’s cellular mobile network and Indosat’s fixed local telecommunications network, No. Telkomsel: 741/LG.05/PD-00/VII/2011 – No. Indosat: 84/C00-C0HA/LGL/2011 dated July 19th, 2011.

The Parties:

1.	PT Telkomsel; and

2.	PT Indosat Tbk

Scope of The Amendment

This fifth amendment was made to cover results of interconnection tariff repeated calculations 2010 for Fixed Wireless Access (FWA) which was implemented in July 1, 2011 based on Regulation of Ministry of Communications and Informatics No. 16/PER/M.KOMINFO/06/2011 dated June 27, 2011. In Addition, there were amendments of this fifth amendment regarding (i) Call Scenario & Routing and (ii) Numbering.

Period of Amendment:

This fifth amendment effective on July 1st, 2011 and have same expiration date as Cooperation Agreement.